INDEPENDENT AUDITOR'S INCLUSION LETTER

We agree to the inclusion in the Cardone REIT I, LLC Amended Form 1-A dated October 17, 2022 of our report, dated April 25, 2022, on our audit of the financial statements of Cardone REIT I, LLC as of December 31, 2021, and for the period from inception (July 22, 2021) to December 31, 2021.

Kaufman, Rossin & Co.

Kaufman, Rossin & Co., P.A.
October 17, 2022
Miami, Florida